Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hartman Income REIT, Inc. and Subsidiaries

We hereby consent to the use in this Form S-4 Registration Statement (Registration Statement) of (1) our report dated October 13, 2017 relating to the consolidated financial statements of Hartman Income REIT, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2016 and 2015; and (2) our report dated September 30, 2016 relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, which are contained in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

December 6, 2017